EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 27th day of December, 2004, by and between Nevada Security Bank (“Bank”), and Hal Giomi (“Executive”).

RECITALS

WHEREAS, the Bank desires to employ the Executive as its Chief Executive Officer and to avail itself of his skill, knowledge and experience to ensure the successful management of its business;
WHEREAS, the Executive wishes to be employed by the Bank in the above-mentioned capacity for the Term hereinafter described;
WHEREAS, by execution of this Agreement the parties desire to specify the terms of the Executive’s employment with the Bank;
NOW, THEREFORE, in consideration of the covenants and conditions contained herein, it is agreed that from December 27, 2004 (the “Effective Date”), the following terms and conditions shall apply to the Executive’s employment:

1. EMPLOYMENT TERM: The Bank hereby employs the Executive and the Executive hereby accepts employment with the Bank for a period of three (3) years commencing with the Effective Date of this agreement (the “Term), subject, however, to prior termination of this Agreement as hereinafter provided. As used in this Agreement, the word “Term” shall refer to the entire period of employment of the Executive by the Bank hereunder, whether for the period provided hereunder, or whether terminated earlier as hereinafter provided. The Employment Term shall automatically renew for subsequent three-year (3) periods, unless at least ninety (90) days prior to the ending of the Employment Term, either party to the Agreement provides written notice of the party’s intent to terminate the Agreement.

2. DUTIES OF THE EXECUTIVE:

2.1 Duties: The Executive shall hold the office of Chief Executive Officer of the Bank and will perform the duties normally performed by such officer of a bank, including the general supervision and operation of the business and affairs of the Bank, subject to the powers vested in the Board of Directors of the Bank and in the Bank’s shareholders pursuant to the Bank’s Charter and By-Laws, and by applicable law. During the Term, the Executive shall perform exclusively the services herein contemplated to be performed by him under this Agreement faithfully, diligently to the best of his ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and the Bank’s Articles of Incorporation and By-Laws.

2.2 Place of Performance: The Executive shall perform said duties throughout the Bank’s service area and be located at the Bank’s principal executive offices. Except as provided herein, the duties, positions and business location hereunder may only be changed by written agreement of the parties.

2.3 Conflict of Interest: Except with prior written consent of the Board of Directors of the Bank, the Executive shall devote his entire productive professional time, ability and attention to the business of the Bank during the Term, and the Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, firm or corporation, whether for compensation or otherwise, which are in conflict with the Bank’s interest. Notwithstanding the foregoing, the Executive may make investments of a passive nature in any business or venture; provided, however, that such business or venture shall not be in competition, directly or indirectly, in any manner with the Bank.

3. COMPENSATION

3.1 Base Salary: For the Executive’s services hereunder, the Bank shall pay or cause to be paid, as a base salary to the Executive a minimum of One Hundred Eighty Thousand Dollars ($180,000) per year each year of the Term, prorated for any portion of a year, in which this Agreement is in effect. The Executive’s salary shall be payable in equal installments in conformity with the Bank’s normal payroll period. Annual increases shall be made at the sole discretion of the Board of Directors. The parties understand and agree that pursuant to applicable federal law the Bank is prohibited from compensating the Executive for any services rendered to The Bank Holdings and that The Bank Holdings shall reimburse the Bank a portion of the Executive’s salary for all services rendered to The Bank Holdings by the Executive.

3.2 Bonuses: Such a plan shall be within the complete and sole discretion of the Board of Directors. The Executive shall be entitled to participate in the Bank’s Executive Compensation Plan (“Bonus Plan”) which will be developed by the Bank’s Board of Directors. It is understood that the terms, conditions, eligibility, benefits, provisions and grants from such a plan shall be within the complete and sole discretion of the Board of Directors.

3.3 Stock Options: Pursuant to “The Bank Holdings Stock Option Plan,” the Executive shall be granted the option to purchase a minimum of Sixty Thousand (60,000) shares of The Bank Holdings Common Stock. All of the terms, conditions, vesting rights, qualifications, eligibility requirements and other provisions of “The Bank Holding Stock Option Plan” are incorporated into this Agreement by this reference. The Executive acknowledges that he has received, reviewed and understood the provision of “The Bank Holdings Stock Option Plan.” Any increase in the number of options granted to the Executive pursuant to this Agreement shall be made at the sole discretion of the Board of Directors.

4. EXECUTIVE BENEFITS

4.1 Vacation: The Executive will be entitled to six (6) weeks vacation during each year of the Term, prorated for any portion of a year. The Executive is required to and shall take at least two (2) weeks of vacation annually (the “Mandatory Vacation”) which shall be taken consecutively. Should Executive not take the entire six (6) weeks vacation during each year, the unused vacation shall accrue and be taken the following year. The Executive may accumulate thirty (30) days of vacation in excess of his current year’s entitlement. At the end of the year, any vacation not used in excess of such thirty (30) days shall be paid out to the Executive in lieu of accrued vacation.

4.2 Automobile Allowance: The Bank shall pay the Executive the sum of Seven Hundred Fifty Dollars ($750) per month as and for expenses to cover all costs of use, maintenance, repair, upkeep, fuel, cleaning and operation of his automobile (except mileage costs incurred to travel to locations outside of the Reno service area) used in the course and scope of his employment.

4.3 Insurance Coverage: The Bank, at the Bank’s expense, shall provide for the Executive and his dependent family, medical, dental, and vision coverage, and, for the Executive himself, life, accident, disability and the like insurance benefits equivalent to the maximum benefits available from time to time under the Bank’s Group Insurance program for an employee of the Executive’s salary level during the Term. Additionally, the Bank, at its expense, shall provide the Executive with term life insurance benefits in the amount of not less that Five Hundred Thousand Dollars ($500,000) with beneficiary to be of the Executive’s choice, provided that the Executive is rated in the highest category by the Insurance Company. If rated lower, the Bank will spend the amount it would have spent for the highest rating and purchase the maximum amount of insurance at the Executive’s lower rating. Said coverage shall be in existence and take effect as of the Effective Date and shall continue throughout the Term. The Bank shall provide the Executive with disability insurance providing for monthly disability payments.

4.4 Business Expenses: The Executive shall be entitled to reimbursement by the Bank for any ordinary and necessary business expenses he incurs in the performance of his duties during the Term, including, but not limited to, entertainment, dues, and other expenses, meals, travel expenses, conventions, meetings, seminars and the like which are reasonable for the office of the Executive.

4.5 Club Memberships: The Executive shall be provided paid membership in clubs selected by the Chief Executive Officer.

4.6 Retirement Benefits: Retirement age shall be at a minimum Sixty-two (62) years of age. Upon retirement Bank, at its expense, will provide the Executive and his eligible dependents the equivalent maximum benefit available through the Bank’s Group Insurance program for an employee of the Executive’s salary level. This group insurance benefit shall continue until the Executive is eligible to qualify for governmental healthcare benefits (including, but not limited to, Medicare benefits). Upon eligibility to qualify for such governmental benefits the Bank’s obligation to provide the group insurance benefits noted above shall cease and the Bank will, at its expense, provide the Executive and his eligible dependents additional insurance benefits to supplement the governmental healthcare benefits for which Executive is eligible to qualify. This supplemental insurance plan benefits shall include, at a minimum, Medicare supplemental, vision, dental, and prescription drug benefits.

5. TERMINATION

5.1 Termination for Cause: The Bank may terminate this Agreement at any time by action of its Board of Directors, without further obligation or liability to the Executive, in the event that:

5.1.1 The Executive commits an act or acts of malfeasance or misfeasance in his duties; or

5.1.2 The Executive fails to abide by and/or enforce the Bank’s safety and soundness policies; or

5.1.3 The Executive is convicted of a felony or misdemeanor involving moral turpitude; or State and/or Federal regulators request or order termination of this Agreement; or

5.1.4 The Executive commits any act, which could cause termination of Coverage under the Bank’s Blanket Bond as to the Executive, as distinguished from termination of such coverage as to the Bank as a whole; or

5.1.5 The Executive dies.

5.2 Termination without Cause: In the event the Board of Directors of the Bank determines that either (i) the continued association of the Executive with the Bank or (ii) the performance of his duties by the Executive is not in the best interest of the Bank, then the Bank may terminate this Agreement by action of its Board of Directors. In the event of such termination without cause, and subject to any limitation of payments to Officers and Directors under applicable Federal and State law, the Executive shall be paid as and for severance payments and in lieu of any and all other Compensation, remedy or damages, a lump-sum equal to not less than Twenty-four (24) months compensation at the then current base salary of the Executive, plus an additional severance payment of one (1) month of the Executive’s then current base salary for each year of service to the Bank, plus any accrued but unpaid Bonus Compensation described elsewhere in this Agreement. In addition, the Bank, at its expense will provide the Executive and his dependent family with insurance coverage, as described in Paragraph 4.3 above, following the Executive’s termination for a period of time not less than twelve (12) months plus one (1) additional month for every year of service provided by the Executive to the Bank. Upon such payment, any and all obligations of the Bank to the Executive shall have been fully and completely satisfied and the Executive shall be entitled to no additional compensation, claim, right or benefit hereunder or otherwise.

5.3 Action by Supervisory Authority: If the Bank is closed or taken over by any banking supervisory authority, such banking authority may immediately terminate this Agreement without liability or obligation to the Executive.

5.4 Merger or Corporate Dissolution: In the event of any of the following occurrences, the Executive may terminate this Agreement: (i) a dissolution or liquidation of the Bank or The Bank Holdings; (ii) a reorganization, merger, or consolidation of the Bank or The Bank Holdings with one or more corporations, the result of which (A) the Bank or The Bank Holdings is not the surviving corporation or (B) the Bank or The Bank Holdings becomes a subsidiary of another corporation (which shall be deemed to have occurred if another corporation shall own, directly or indirectly, over 25% of the aggregate voting power of all outstanding equity securities of the Bank or The Bank Holdings); (iii) a sale of substantially all the assets of the Bank or The Bank Holdings to another corporation; or (iv) a sale of the equity securities of the Bank or The Bank Holdings representing more than 25% of the aggregate voting power of all outstanding equity securities of the Bank or The Bank Holdings to any person or entity or any group of persons and/or entities acting in concert. In the event of such termination, and subject to any limitation of payments to Officers and Directors under applicable Federal and State law, the Executive shall be paid, as and for severance payments and in lieu of any and all other compensation remedy or damages, a lump-sum equal to not less than Twenty-four (24) months compensation at the then current base salary of the Executive, plus an additional severance payment of one (1) month of the Executive’s then current base salary for each year of service to the Bank, plus any accrued but unpaid Bonus Compensation described elsewhere in this Agreement. In addition, the Bank, at its expense, will provide the Executive and his dependent family with insurance coverage, as described in Paragraph 4.3 above, following the Executive’s termination for a period of not less than Twelve (12) months plus one (1) additional month for every year of service provided by the Executive to the Bank. Upon such payment, any and all obligations of Bank to the Executive shall have been fully and completely satisfied and the Executive shall be entitled to no additional compensation, claim, right or benefit hereunder or otherwise. Any stock options shall only be exercised in accordance with “The Bank Holdings Stock Option Plan” referenced and incorporated in this Agreement.

5.5 Termination by the Executive: The Executive may terminate his employment hereunder at any time upon ninety (90) days written notice to the Bank. In such event, the Executive shall be entitled to all salary, bonus and other benefits (accrued vacation, etc.), which have accrued prior to the effective date of termination. Any stock options shall only be exercised in accordance with “The Bank Holdings Stock Option Plan” referenced and incorporated in this Agreement.

6. GENERAL PROVISIONS:

6.1 IRS Section 280G. If any portion of the amounts payable to the Executive under this Agreement as a result of a Merger or Corporate Dissolution defined in Section 5.4 above, either alone or together with other payments or benefits which are “contingent on change in ownership or control” would constitute “excess parachute payments” that are subject to the excise tax imposed by section 4999 (or similar tax and/or assessments) of the Internal Revenue Code of 1986, as amended (Code) then such payments shall either be (i) paid in full, or (ii) reduced to an amount equal to two hundred ninety-nine percent (299%) of the Executive’s “base amount”, whichever of the foregoing payments, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code section 4999, results in the receipt by the Executive on an after-tax basis of the greatest amount of benefits. If any such payments under this Agreement are “excess parachute payments”, Executive shall be responsible for the payment of any excise taxes and Bank (or its successor) shall be responsible for any loss of deductibility related thereto. If, at a later date, it is determined that the amount of excise taxes payable by the Executive is greater than the amount initially so determined, then the Executive shall pay an amount equal to the sum of such additional excise taxes and any interest, fines and penalties resulting from such underpayment.

Any determination required under this Section 6.1 shall be made in writing by the Bank’s independent public accountants immediately prior to a Merger or Corporate Dissolution (“Accountants”), whose determination shall be conclusive and binding upon the Executive and the Bank for all purposes. For purposes of making the calculations required by this Section 6.1, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code sections 280G and 4999. The Executive and the Bank shall furnish the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination (or determinations) under this Section. The Bank shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.1.

The terms “contingent on change in ownership or control”, “excess parachute payments” and “base amount”, are defined in Code section 280G and Treasury Regulations section 1.280G-1. This Section 6.1 shall apply and be interpreted in accordance with Code section 280G and the Treasury regulations promulgated thereunder effective January 1, 2004, or the Treasury regulations then in effect.

6.2 Indemnification: To the extent permitted by law, applicable statutes, the Articles of Incorporation, the By-Laws and resolutions of the Bank in effect from time to time, the Bank shall indemnify the Executive against liability or loss arising out of the Executive’s actual or asserted misfeasance of malfeasance in the performance of the Executive’s duties or out of any actual or asserted wrongful act against, or by, the Bank including but not limited to judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom. The Bank shall provide Directors and Officers Liability Insurance to indemnify and insure the Bank and the Executive from and against the aforementioned liabilities. The provisions of this paragraph shall apply to the estate, executor, administrator, heirs, legatees or devisees of the Executive.

6.3 Notices: Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, when deposited in the United States mail, postage prepaid, or when communicated to public telegraph company for transmittal, addressed to the party at the parties’ last known address contained in the records at the Bank. Either party may change address by written notice in accordance with this paragraph.

6.4 Benefits of Agreement: This Agreement will inure to the benefits of and be binding upon its parties and their respective executors, administrators, successors and assigns.

6.5 Applicable Law: This Agreement is to be governed by and construed under the laws of the State of Nevada.

6.6 Captions and Headings: Captions and headings are used in this Agreement for convenience only, are not a part of this Agreement between the parties and shall not be used in construing it.

6.7 Invalid Provision: Should any portion or provision of this Agreement for any reasons be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of all remaining portions or provisions shall not be affected; and the remainder of this Agreement shall remain in full force and effect as if this Agreement had been executed with said portion or provision eliminated.

6.8 Entire Agreement: This Agreement contains the entire agreement of the parties and supersedes all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Bank. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party or anyone acting on behalf of any party, which are not embodied herein and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement but only by an agreement in writing signed by the Bank and the Executive.

6.9 Arbitration: Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach thereof, or the employment relationship between the parties shall be submitted to final and binding arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered into any court having jurisdiction thereof.

6.10 Attorney’s Fees: If any action, including arbitration, is brought to enforce this Agreement or to determine the relative rights and obligations for either of its parties, the prevailing party shall be entitled to reasonable attorney’s fees.

6.11 Receipt of Agreement: Each of the parties hereto acknowledges that he has read this Agreement and any referenced or incorporated documents in their entirety and does hereby acknowledge receipt of fully-executed copies thereof. A fully-executed copy of this Agreement shall be an original for all purposes and is a duplicate original.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 15th day of September, 2005.

The “Bank” Nevada Security Bank	The “Executive” Hal Giomi

Ed Allison, Chairman of the Board

By:      /s/Ed Allison     By:      /s/ Hal Giomi